Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
October 17, 2012	Ray McConville
908-559-3504
raymond.mcconville@verizon.com

Verizon to Transfer $7.5 Billion in Management

Pension Plan Obligations to Prudential

NEW YORK – Verizon Communications Inc. announced today that it has entered into an agreement with The Prudential Insurance Company of America pursuant to which the Verizon Management Pension Plan (the “Plan”) will transfer pension assets to Prudential to settle approximately $7.5 billion of Verizon’s nearly $30 billion in outstanding pension obligations.

Under the agreement, the Plan will purchase a group annuity contract from Prudential, which will then assume the obligation to make future annuity payments to certain Verizon management retirees. The amount of each retiree’s annuity payment will be equal to the amount of such individual’s pension benefit.

The transaction affects Verizon’s U.S. management pension benefits covering approximately 41,000 current management retirees. Current management employees, former management employees who retired on or after Jan. 1, 2010, and certain other retirees are not

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affected. Union-represented employees and formerly union-represented retirees are not affected as well.

The pension transfer will not change the amount of the monthly pension benefit received by affected retirees and surviving beneficiaries. No action is required on their part. Prudential, rather than Verizon, will be responsible for making these monthly payments. The group annuity contract includes an irrevocable commitment by Prudential to make annuity payments to affected retirees covered under the annuity contract.

The transaction is expected to further Verizon’s objective of de-risking the pension plan while improving the company’s longer term financial profile.

The move is also designed to transfer the payment obligations to a highly rated and highly regulated insurance company with the capacity to manage large pension transfers and a long history of providing group annuity benefits. Prudential already provides pension plan services to 3.7 million workers and retirees for many corporations nationwide. The closing of the transaction, which is subject to certain conditions, is expected to occur in December 2012.

Affected retirees will soon begin receiving individualized information packages with further details about the transfer, including frequently asked questions. After receiving the package, affected retirees who have additional questions can call the Pension Transfer Information Center at 1-800-340-1139.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers in more than 150 countries, including all of the Fortune 500. For more information, visit www.verizon.com.

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NOTE: This presentation contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; competition in our markets; material adverse changes in labor matters, including labor negotiations or additional organizing activity, and any resulting financial and/or operational impact; material changes in available technology; any disruption of our key suppliers’ provisioning of products or services; significant increases in benefit plan costs or lower investment returns on plan assets; breaches of network or information technology security, natural disasters or terrorist attacks or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any increase in restrictions on our ability to operate our networks; the timing, scope and financial impact of our deployment of broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; and the inability to implement our business strategies.